Contact:
   Amy Factor, Executive Vice President
   (201) 605-8200

                                   FOR IMMEDIATE RELEASE

   IMMUNOMEDICS COMPLETES $10 MILLION FINANCING

   Morris Plains, NJ, October 2, 1995 -- Immunomedics, Inc. (Nasdaq:IMMU) announced today that it completed the sale of 200,000 shares of non-dividend-paying Convertible Preferred Stock to several foreign investors for $10 million. This financing transaction was completed pursuant to Regulation S under the Securities Act of 1933.

   The terms of the transaction allow the investors, at their discretion, to convert the Preferred Stock into shares of the Company's Common Stock during a pre-determined period subject to extension. The conversion price will be based on pre-determined discounts of up to 9 3/4% from the average market price per share over a 30-day trading period surrounding the dates conversion notices are received.

   The securities being offered will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

   Immunomedics is a biopharmaceutical company applying innovative technology in antibody selection, modification and chemistry to the development of products for the detection and treatment of cancer and infectious diseases. Integral to these products are highly specific, humanized monoclonal antibodies designed to deliver radioisotopes and chemotherapeutic agents to tumors and sites of infectious or other diseases. The Company's colorectal cancer imaging agent, CEA-Scan , is under review for marketing approval by the U.S. Food and Drug Administration, as well as by regulatory agencies in Europe and Canada. The Company's infectious disease imaging agent, LeukoScan , is under
   European regulatory review.   In addition, Immunomedics currently has
   a therapeutic product and several other diagnostic imaging products in clinical trials.